VOYA FIXED ACCOUNT II

issued by

VOYA INSURANCE AND ANNUITY COMPANY

Supplement Dated February 2, 2018

This supplement updates and amends the information about the Market Value Adjustment that may be applied to early withdrawals, transfers or other transactions associated with Fixed Account II.

This supplement updates and amends your current prospectus and any subsequent supplements thereto. Please read it carefully and keep it with your prospectus for future reference. If you have any questions, please contact your financial representative or Customer Service at (800) 366-0066. Capitalized terms not defined in this supplement shall have the meaning given to them in your prospectus.

Fixed Account II (the “Fixed Account”) is an optional fixed interest option available during the accumulation phase of your deferred combination variable and fixed annuity contract (the “Contract”) issued by Voya Insurance and Annuity Company (“we” or “us”). The Fixed Account provides a means for you to earn a guaranteed fixed interest rate for guaranteed interest periods. Every time you allocate money to the Fixed Account, we set up a “Fixed Interest Allocation” for the guaranteed interest period that you select. The interest you earn on each Fixed Interest Allocation in which you invest, as well as your principal, is guaranteed by us as long as all or a portion of that Fixed Interest Allocation is not surrendered, withdrawn, transferred, or applied to an annuity payment option (hereinafter referred to as “Withdrawals”) before the end of its guaranteed interest period (its “Maturity Date”). However, if you take a Withdrawal from a Fixed Interest Allocation more than 30 days before its Maturity Date, we will apply a Market Value Adjustment (“MVA”) to the Withdrawal.

Effective February 13, 2018 (the “Effective Date”), your Contract is endorsed or otherwise amended to limit any negative MVA that we may apply to a Withdrawal from the Fixed Account. More specifically, on and after the Effective Date, we will limit future negative MVAs that we may apply to any Withdrawals from the Fixed Account so that any such MVAs will not cause your applicable Fixed Account value to be less than the following “Floor Guarantee”:

•     100% of premiums or other amounts allocated to the Fixed Account, accumulated while so allocated with interest at an effective annual rate equal to the greater of (i) any guaranteed minimum interest rate (“GMIR”) applicable to the Fixed Account and (ii) 1.5%; minus

•     The amount of any Withdrawals from the Fixed Account (before applying any positive or negative MVAs); minus

•     Any applicable surrender charges.

If your Fixed Account value after application of any MVA or upon any Withdrawal not subject to an MVA is less than the Floor Guarantee, then we will reset your applicable Fixed Account value to equal the amount of your Floor Guarantee.

In applying any MVA, each Fixed Interest Allocation will be considered separately — i.e., amounts allocated to the Fixed Account at different points in time, and earning different rates for different guaranteed interest periods, will be considered separately. The Floor Guarantee has no impact on any positive MVAs that may apply to a Withdrawal from a Fixed Interest Allocation.

Additionally, on the Effective Date the GMIR for the Fixed Account is increased to 1.5% if prior to the Effective Date the applicable GMIR was less than 1.5%.

As a result of the above-referenced endorsement or amendment to the Contract, on and after the Effective Date interests in the Fixed Account are no longer securities registered under the Securities Act of 1933.

The following examples show the application of the Floor Guarantee in relation to any negative MVA on Withdrawals from the Fixed Account.

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Examples #1 and #2 use the following assumptions:

•     On May 15, 2000, $200,000 is invested in the Fixed Account with a guaranteed interest period of 10 years;

•     On the Maturity Date, the full amount invested in the Fixed Account is renewed into another 10 year guaranteed interest period;

•     A Withdrawal request is made on March 30, 2018, when the Fixed Account value is $350,000;

•     No prior Withdrawals affecting the Fixed Account have been taken;

•     A 3% GMIR applies to the Fixed Account under the contract;

•     A 10% negative MVA would normally apply to full Withdrawal absent the Floor Guarantee; and

•     Any applicable surrender charges are not applied.

Example #1:  Full Withdrawal with a negative MVA limited by the Floor Guarantee

Step 1:  Calculate the Fixed Account value after the MVA (without the Floor Guarantee).

In this example, the Fixed Account value ($350,000) after application of the -10% MVA (-$35,000) equals $315,000.

Step 2:  Calculate the Floor Guarantee.

The Floor Guarantee is calculated by accruing the $200,000 invested in the Fixed Account with 3% interest annually (because the GMIR under the Contract is more than 1.5%). The Floor Guarantee on the date of the Withdrawal as a result of this calculation equals $339,330.

Step 3:  Compare the result from Step 1 (the Fixed Account value after the MVA) to the result from Step 2 (the Floor Guarantee).

The amount paid will be the greater of (i) the calculated Fixed Account value after application of the MVA and (ii) the Floor Guarantee. Consequently, in this example the amount paid as a result of the full Withdrawal request is the Floor Guarantee amount of $339,330. The Floor Guarantee limits the amount of the MVA actually assessed, which is effectively -3.05% (the “Effective MVA”) instead of the normal -10%.

The Effective MVA may limit the MVA calculated under the Contract to ensure that upon full Withdrawal the net proceeds do not fall below the Floor Guarantee. The Effective MVA is calculated as follows [Floor Guarantee ÷ Fixed Account value]-1. Therefore, in this example the Effective MVA calculation is [$339,330 ÷ $350,000] – 1 = -3.05%.

Example #2:  $100,000 Partial Withdrawal with a negative MVA limited by the Floor Guarantee

Step 1:  Calculate the Effective MVA as if a full Withdrawal were being taken (see Example #1).

In this example, the Fixed Account value ($350,000) after application of the -10% MVA (-$35,000) equals $315,000.

The Floor Guarantee is calculated by accruing the $200,000 invested in the Fixed Account with 3% interest annually (because the GMIR under the Contract is more than 1.5%). As a result of this calculation, the Floor Guarantee on the date of the Withdrawal equals $339,330.

Because the Floor Guarantee ($339,330) exceeds the Fixed Account value after application of the negative MVA, but does not exceed the total Fixed Account value immediately prior to the Withdrawal, the Fixed Account value ($350,000) is adjusted to equal the amount of the Floor Guarantee. In this example, the Fixed Account value is reduced by -3.05%, which is the Effective MVA actually assessed instead of the normal ‑10%.

Step 2:  Apply the Effective MVA to the amount withdrawn as a consequence of the partial Withdrawal request.

A partial Withdrawal request for $100,000 will result in a reduction of the Fixed Account value equal to the amount requested plus the amount needed to cover the Effective MVA of -3.05%. The total amount withdrawn is calculated as we normally do, except that the Effective MVA percentage is used:  [Withdrawal amount requested] ÷ [1 + (Effective MVA%)]. Therefore, in this example the total amount withdrawn is: [$100,000] ÷ [1 + (-3.05%)] = $103,145.

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Step 3:  Calculate the new Fixed Account value after the partial Withdrawal and the Effective MVA.

In this example, the Fixed Account value ($350,000) after the $100,000 partial Withdrawal and application of the -3.05% Effective MVA (-$3,145) equals $246,855.

Step 4:  Calculate the new Floor Guarantee after the partial Withdrawal.

The Floor Guarantee is calculated by accruing the $200,000 invested in the Fixed Account with 3% interest annually (because the GMIR under the Contract is more than 1.5%). The Floor Guarantee immediately prior to the Withdrawal as a result of this calculation equals $339,330. This amount is reduced by the $100,000 partial Withdrawal (without taking into account the negative Effective MVA), and the Floor Guarantee after the partial Withdrawal equals $239,330.

Example #3 uses the following assumptions:

•     On May 15, 2000, $200,000 is invested in the Fixed Account with a guaranteed interest period of 10 years;

•     On the Maturity Date, a partial Withdrawal of $90,000 is taken

•     The full amount invested in the Fixed Account less the aforementioned $90,000 Withdrawal is renewed into another 10 year guaranteed interest period;

•     A $100,000 partial Withdrawal request is made on March 30, 2018, when the Fixed Account value is $150,000;

•     A 0% GMIR applies to the Fixed Account under the contract;

•     A 10% negative MVA would normally apply to full Withdrawal absent the Floor Guarantee; and

•     Any applicable surrender charges are not applied.

Example #3:  Partial Withdrawal with a negative MVA limited by the Floor Guarantee

Step 1:  Calculate the Effective MVA as if a full Withdrawal were being taken.

In this example, the Fixed Account value on the date of the second Withdrawal ($150,000) after application of the -10% MVA (-$15,000) equals $135,000.

The Floor Guarantee is calculated by accruing the $200,000 invested in the Fixed Account with 1.5% interest annually (because the GMIR under the Contract is less than 1.5%). On May 15, 2010, the Floor Guarantee is equal to $232,127. On this date, $90,000 is withdrawn and the new Floor Guarantee is $142,127, which will continue to accrue 1.5% interest annually. As a result of this calculation, the Floor Guarantee on the date of the second Withdrawal equals $159,818.

Because the Floor Guarantee ($159,818) exceeds the Fixed Account value after application of the negative MVA and also exceeds the Fixed Account value immediately prior to the Withdrawal, the Fixed Account value is reset to equal the amount of the Floor Guarantee (here, $159,818). Because the Floor Guarantee and Fixed Account value are equal, the Effective MVA actually assessed is 0% instead of the normal -10%.

Step 2:  Apply the Effective MVA to the amount withdrawn as a consequence of the partial Withdrawal request.

A partial Withdrawal request for $100,000 will result in a reduction of the Fixed Account value equal to the amount requested ($100,000). No negative MVA is assessed because the Effective MVA is 0%.

Step 3:  Calculate the new Fixed Account value after the partial Withdrawal and the Effective MVA.

In this example, the Fixed Account value ($159,818) after the $100,000 partial Withdrawal equals $59,818.

Step 4:  Calculate the new Floor Guarantee after the partial Withdrawal.

Based on the calculation above, the Floor Guarantee immediately prior to the Withdrawal equals $159,818. When this amount is reduced by the $100,000 partial Withdrawal, the Floor Guarantee is the same as the Fixed Account value after the partial Withdrawal and application of the 0% Effective MVA, $59,818.

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VOYA FIXED ACCOUNT I

VOYA FIXED ACCOUNT II

VOYA GOLDENSELECT GUARANTEE ANNUITY

VOYA SMARTDESIGN GUARANTEED ACCOUNT

VOYA SMARTDESIGN MULTI-RATE INDEX ANNUITY

issued by

VOYA INSURANCE AND ANNUITY COMPANY

Supplement Dated February 2, 2018

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IMPORTANT INFORMATION ABOUT THE
PRINCIPAL EXECUTIVE OFFICE OF
VOYA INSURANCE AND ANNUITY COMPANY

Effective on January 1, 2018, the principal executive office of Voya Insurance and Annuity Company, the issuer of your variable annuity contract, changed to:

699 Walnut Street, Suite 1350

Des Moines, Iowa 50309-3942

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